Exhibit 99.1


                              GOTHAM PARTNERS, L.P.
                              110 EAST 42ND STREET
                            NEW YORK, NEW YORK 10017







                                 March 12, 2003

BY FACSIMILE

Special Committee to Board of Trustees
First Union Real Estate Equity and Mortgage Investments
c/o Mr. Daniel Altobello, Chairman of the Special Committee
125 Park Avenue
New York, New York

                  Re:   Arbor Commercial Mortgage
                        Letter of Interest
                        --------------------------------

Dear Dan,

            We understand that Arbor Commercial Mortgage, LLC ("Arbor") has communicated with the First Union board of trustees regarding a proposed alternative to the pending First Union/Gotham Golf transaction. Per the request of your representatives, Gotham Partners hereby agrees to permit First Union to explore alternatives (but not enter into any definitive agreement) with Arbor. Except as explicitly provided herein, nothing in this letter is to be construed as amending or otherwise altering any of Gotham Partners's, First Union's or any other parties' rights or obligations under that certain Agreement and Plan of Merger and Contribution, dated as of February 13, 2002, as amended, by and among First Union, Gotham Partners and other parties.

            We look forward to hearing from you regarding developments as they arise.

                                          Sincerely,

                                          /s/ David P. Berkowitz

                                          David P. Berkowitz
                                          Authorized signatory on behalf of
                                          Gotham Partners, L.P.

cc:   Thomas H. McCormick Esq.
      Thomas J. Plotz
      David S. Klafter
      F. Ronald O'Keefe
      William F. Leahy
      Adam O. Emmerich